Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Broadwing Corporation:
     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-114964) and Form S-3 (Nos. 333-132896, 333-132735 and 333-123896) of Broadwing Corporation of our report dated March 4, 2006, except as to note 20 which is as of August 11, 2006, with respect to the consolidated balance sheets of Broadwing Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears herein.
/s/: KPMG LLP
Austin, Texas
August 11, 2006